Exhibit (n)



                            KELMOORE STRATEGIC TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                             DATED OCTOBER 24, 1999

                           AS AMENDED FEBRUARY 7, 2006

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Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the
"1940 Act"), Kelmoore Strategic Trust (the "Trust") hereby adopts this Multiple Class Plan (the "Plan") on behalf of Kelmoore Strategy(R) Fund, Kelmoore Strategy(R) Eagle Fund, Kelmoore Strategy(R) Liberty Fund and Kelmoore Strategy(R) Capitol Fund (each a "Fund" and collectively the "Funds"). This Plan has been adopted by a majority of the Trustees, including a majority of the independent Trustees of the Trust. The Trustees have determined that the Plan is in the best interests of each class and the Funds as a whole. This Plan sets forth below the provisions relating to the establishment of multiple classes of shares for the Funds.

SECTION 1.    ATTRIBUTES OF CLASSES.

     Except as otherwise provided herein, each class of shares issued by the Funds will be entitled to distributions, if any, calculated in the same manner and at the same time as each other class of the Fund. For purposes of this calculation, expenses will be allocated to each class of the Fund at the same time as to all other classes of the Fund. Except as otherwise provided herein, each share of the Fund will represent an equal pro rata interest in the Fund, regardless of class, and will have identical voting, dividend, liquidation and other rights. Each class shall vote separately with respect to any matter that relates solely to that class.

SECTION 2.    CLASS A SHARES.

     Class A Shares of each Fund are sold subject to a front-end sales load of 5.50% for an investment under $50,000, 4.75% for investments of $50,000 but less than $100,000, 4.00% for investments of $100,000 but less than $250,000, 3.25% for investments of $250,000 but less than $500,000, and
     2.50% on investments of $500,000 but less than $1,000,000. Investments of $1,000,000 or more are not subject to a front-end sales load.

     Class A Shares are subject to the distribution fees under each Fund's Rule 12b-1 Plan of Distribution ("Rule 12b-1 Plan").

SECTION 3.    CLASS C SHARES.

     Class C Shares of each Fund are offered without imposition of a front-end sales load but are subject to higher Rule 12b-1 Plan fees. Class C Shares are subject to the distribution and service fees under each Fund's Rule 12b-1 Plan.



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SECTION 4.    ALLOCATIONS.

     Rule 12b-1 Plan expenses will be allocated to and borne by only the class to which the particular plan applies. All other expenses, including advisory fees, administration fees and custody fees will be allocated to all shares of the Fund by net asset value, regardless of class. Expenses may be waived or reimbursed by the investment adviser or other service providers to the Fund. Any waivers or reimbursements will be effected in accordance with positions taken by the Internal Revenue Service.

SECTION 5.    GENERAL.

     The Rule 12b-1 Plans relating to each class of shares of the Funds shall operate in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.

     On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act, and otherwise, will monitor the Funds for the existence of material conflicts between the interests of the classes of shares. The investment adviser and the distributor shall be responsible for alerting the Trustees to any material conflicts that may arise.

     Any material amendments to this Multiple Class Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, as defined in the 1940 Act.














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